EMPLOYMENT AGREEMENT

(Revised effective January 1, 2007)

THIS EMPLOYMENT AGREEMENT (Revised effective January 1, 2007) (this “Agreement”) supplements and revises that certain Employment Agreement entered into May 17, 2006, (the “Effective Date”), by and between FX Energy, Inc., a Nevada corporation (the “Employer”), and [name of employee] (the “Employee”).

RECITALS:

WHEREAS, the Employee desires employment as an employee of the Employer, and the Employer desires to employ the Employee, under the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I

ASSOCIATION AND RELATIONSHIP

1.1         Nature of Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment from the Employer upon the terms and conditions set forth herein.

1.2         Full Time Services. The Employee shall devote his full working time, attention, and services to the business and affairs of the Employer and shall not, without the Employer’s written consent, be engaged during the term of this Agreement in any other substantial business activity other than normal investment activities, whether or not such business activity is pursued for gain, profit, or other pecuniary advantages, that significantly interferes or conflicts with the reasonable performance of his duties hereunder.

1.3         Duties. During the term of this Agreement, the Employee agrees to serve in such offices or positions with the Employer or any subsidiary of the Employer and such substitute or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by the Employer’s board of directors. The Employee agrees to perform such duties appropriate for an Employee officer of Employer as may be assigned to him from time to time by the Employer and as described in the Employer’s bylaws. The Employer shall direct, control, and supervise the duties and work of the Employee.

1.4         Satisfaction of Employer. The Employee agrees that he will, at all times faithfully, promptly, and to the best of his ability, experience, and talent, perform all of the duties that may be required of him pursuant to the express and implicit terms hereof. Such duties shall be rendered at such place or places as the interests, needs, business, and opportunities of the Employer shall require or make advisable; provided, however, that Employee shall not be required to move his residence without the mutual consent of the Employer and the Employee.

1.5         Compliance with Rules. The Employee shall observe and comply with the rules and regulations of the Employer respecting its business and shall carry out and perform orders, directions, and policies of the Employer as they may be from time to time communicated to the Employee either orally or in writing. In the event of a conflict between this Agreement and the Company’s Employee Handbook, this Agreement shall prevail. The Employee shall further observe and comply with all applicable rules, regulations, and laws governing the business of Employer.

1.6         Fees for Services. All income or other compensation generated by the Employee other than from the Employer for any services performed by him during the term of this Agreement in connection with the business of the Employer, including, but not limited to, management fees, consulting fees, advisory fees, commissions, or similar items, shall belong to the Employer whether paid to the Employer or to the Employee, either directly or indirectly, or an affiliate of the Employee. The Employee agrees to remit to the Employer any such income or other compensation received by him or his affiliates within ten (10) days after receipt of such income or other compensation. The Employee agrees, upon request by the Employer, to render an accounting of all transactions relating to his business endeavors related to the business of the Employer during the term of his employment hereunder.

ARTICLE II

COMPENSATION AND BENEFITS

2.1         Compensation. For all services rendered by the Employee pursuant to this Agreement, the Employer shall compensate the Employee as follows:

(a)         Salary. The Employee shall be paid in accordance with the normal payroll practice of the Employer annual compensation in an amount to be determined from time to time by the board of directors.

(b)         Salary Escalation. From time to time, the annual salary payable to the Employee pursuant to Section 2.1(a) above may be changed as the board of directors or the designated compensation committee thereof may deem appropriate, but no change shall be effective with respect to the then-current term without consent of the employee.

(c)         Bonus. The Employer may, in its absolute discretion, pay the Employee a bonus as determined in the sole discretion of the board of directors of the Employer or the designated compensation committee thereof taking into consideration the growth and profitability of the Employer, the relative contribution by the Employee to the business of the Employer, the economy in general, and such other factors as the board of directors or designated compensation committee deems relevant.

(d)         Other Benefits. The Employer shall additionally provide to the Employee incentive, retirement, pension, profit sharing, stock option, health, medical, or other employee benefit plans which are consistent with and similar to such plans provided by the Employer to its employees generally. All costs of such plans shall be an expense of the Employer and shall be paid by Employer.

2.2         Continuation of Compensation during Disability. The intent of this agreement is to pay 2 years of base salary to an employee in the event of a long term disability. If the Employee is unable to perform his services by reason of disability due to illness or incapacity for a period of more than six consecutive months (during which time he will have continued to receive his regular monthly salary), the compensation thereafter payable to him during the next succeeding consecutive eighteen-month period shall be equal to the regular monthly salary provided for in Section 2.1(a) hereof, notwithstanding the termination of this Agreement during such eighteen month period. The Employee will continue to vest in his outstanding equity awards according to their terms. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within the 18 consecutive month period provided herein, the Employee shall not be entitled to receive any further compensation from the Employer and the Employer may thereupon terminate this Agreement. Upon termination of this agreement, except to the extent expressly prohibited by any applicable law or regulation, all unvested options, restricted stock purchase awards, and other equity awards whose vesting is not contingent on reaching any performance benchmarks in the future, other than merely the passage of time, shall automatically vest and become immediately exercisable, and all forfeiture provisions pursuant to restricted stock or other awards shall automatically and immediately terminate. The vesting of any unvested options, restricted stock purchase awards, or other equity awards whose vesting is contingent on reaching any Employer or Employee performance benchmarks in the future, other than merely the passage of time shall not be accelerated

For purposes of this Agreement, the Employee is “disabled” when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not the Employee is disabled, the Employer may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Employer and Employee and such other evidence as the Employer deems necessary.

2.3         Working Facilities. The Employer shall provide to the Employee at the Employer’s principal Employee offices suitable Employee offices and facilities appropriate for his position and suitable for the performance of his responsibilities.

2.4         Vacations. The Employee shall be entitled each year to a paid vacation of at least four (4) weeks. Vacations shall be taken by the Employee at a time and with starting and ending dates mutually convenient to the Employer and the Employee. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

2.5         Expenses. The Employer will reimburse the Employee for expenses incurred in connection with the Employer’s business, including expenses for travel, lodging, meals, beverages, entertainment, and other items in accordance with the Company’s travel policies.

2.6         Dues and Memberships. The Employer shall pay reasonable dues of the Employee in local, state, and national societies and associations, and in such other organizations, as may be approved and authorized by the Employer.

2.7         Payroll Taxes. The Employer shall withhold from the Employee’s compensation hereunder all federal and state payroll taxes and income taxes on compensation paid to the Employee and shall provide an accounting to the Employee for such amounts withheld.

2.8         Stock Options. The Employer may grant to the Employee from time to time non-qualified options to purchase shares of the Company’s common stock, or such other stock-based compensation as determined by the Board, subject to customary terms and conditions of the Employer’s option plans and practices. The Employer agrees that the Employee will receive option grants which are consistent with and similar to such grants provided by the Employer to its employees generally.

ARTICLE III

COVENANT TO NOT DISCLOSE CONFIDENTIAL INFORMATION

3.1         Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” does not apply to information generally available to the public or to businesses in the oil and gas exploration and development industry, but otherwise shall mean information in written or electronic form under the care or custody of Employee as a direct or indirect consequence of or through his employment with the Employer, including, but not limited to, the special proprietary and economic information regarding the business, methods, and operation of the Employer that is designated by the Employer as “Limited,” “Private,” or “Confidential” or similarly designated or for which there is any reasonable basis to be believed is, or which appears to be, treated by the Employer as confidential.

3.2         Protection of Goodwill. The Employee acknowledges that in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, the Employee will be given access to and be entrusted with Confidential Information relating to the Employer’s business. The Employee recognizes that (i) the goodwill of the Employer depends upon, among other things, its keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Employer; and (ii) disclosure of any Confidential Information to competitors of the Employer or to the general public would be highly detrimental to the Employer. The Employee further acknowledges that in the course of performing his obligations to the Employer he will be a representative of the Employer to many clients or other persons and, in some instances, the Employer’s primary contact with such clients or other persons, and as such will be responsible for maintaining or enhancing the business and/or goodwill of the Employer with those clients or other persons.

3.3         Covenants Regarding Confidential Information. In further consideration of the employment of the Employee by the Employer and in consideration of the compensation to be paid to the Employee during his employment, the Employee hereby agrees as follows:

(a)         Nondisclosure of Confidential Information. The Employee will not, during his employment with the Employer or at any time after termination of his employment, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying, of any Confidential Information.

(b)         Return of Confidential Information. All files, records, documents, drawings, equipment, and similar items, whether in written or electronic form, relating to the business of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer, except where necessary in carrying out the business of the Employer, without the prior written consent of the Employer. Upon termination of the Employee’s employment, the Employee agrees to deliver to the Employer all Confidential Information and all copies thereof along with any and all other property belonging to the Employer whatsoever.

ARTICLE IV

ENFORCEMENT OF COVENANTS

4.1         Relief. The Employee agrees that a breach or threatened breach on his part of any covenant contained in this Agreement will cause such damage to the Employer as will be irreparable and for that reason, the Employee further agrees that the Employer shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction restraining any further violation of such covenants by the Employee, his employers, employees, partners, or agents. The right to injunction shall be cumulative and in addition to whatever other remedies the Employer may have, including, specifically, recovery of damages.

4.2         Survival of Covenants. Subject to Article V below, in the event the Employee’s employment relationship with the Employer is terminated, with or without cause, the covenants contained in Article III above shall survive for a period of one year after such termination.

ARTICLE V

TERM AND TERMINATION

5.1         Term. Except as provided herein, the term of this Agreement shall be for a period of thirty (30) months commencing on the Effective Date hereof, provided, however, that this Agreement shall automatically renew for successive thirty (30) month terms at each anniversary date unless FX notifies Executive in writing at least 40 days prior to the expiration date that it does not desire to renew the Agreement for an additional term.

5.2         Termination. The Employee’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)         Termination for Cause. The Employer shall have the right, without further obligation to the Employee other than for compensation previously accrued, to terminate this Agreement for cause (“Cause”) by showing that (i) the Employee has materially breached the terms hereof; (ii) the Employee, in the determination of the board, has been grossly negligent in the performance of his duties; (iii) the Employee has substantially failed to meet written standards established by the Employer for the performance of his duties; (iv) the Employee has engaged in material willful or gross misconduct in the performance of his duties hereunder; or (v) a final non-appealable conviction of or a plea of guilty or nolo contendere by the Employee to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Employer. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause, without (x) reasonable notice to the Employee setting forth the reasons for the Employer’s intention to terminate for Cause; and (y) delivery to the Employee of written notice of termination setting forth the finding that in the good faith opinion of the board of directors the Employee was guilty of Cause and specifying the particulars thereof in detail.

(b)         Termination upon Death or Disability of the Employee. This Agreement shall terminate immediately upon the Employee’s death or upon the disability of the Employee after termination of pay as set forth in Section 2.2.

(c)         Termination by Employee for Cause. The Employee shall have the right to terminate this Agreement in the event of (i) the Employer’s intentional breach of any covenant or term of this Agreement, but only if the Employer fails to cure such breach within twenty (20) days following the receipt of notice by Employee setting forth the conditions giving rise to such breach; (ii) an assignment to the Employee of any duties inconsistent with, or a significant change in the nature or scope of, the Employee’s authorities or duties from those authorities and duties held by the Employee as of the date hereof and as increased from time to time; or (iii) the failure by the Employer to obtain the assumption of the commitment to perform this Agreement by any successor corporation. This paragraph does not apply in the event of a change in control, as defined in the Employee’s separate Change in Control Compensation Agreement.

5.3	Termination Payments.

(a)         Termination Other than for Cause. In the event that the Employee’s employment is terminated by the Employer during the term hereof for reasons other than Cause as defined in Section 5.2(a) or the Employee terminates this Agreement in accordance with Section 5.2(c), the Employer shall (provided such payment does not duplicate a payment already made to Employee under the “Change in Control Compensation Agreement”):

(i)          Pay to Employee all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2.5 of this Agreement, and any other benefits specifically provided to the Employee under any benefit plan.

                (ii)         Pay to Employee an amount equal to two times the greater of (a) Employee’s then current annual salary, or (b) Employee’s salary plus bonus compensation for the year most recently ended as reportable on the applicable W-2.

(iii)        Pay to Employee a lump sum payment equal to two years of health insurance premiums at the monthly rate in effect for the Employee at the time of termination. The amounts under Sections 5.3(a)(ii) and (iii) shall be payable to Employee on the first day of the seventh month following the date of termination of Employee’s employment; provided, that such amounts may be paid earlier in the event of Employer’s death after termination of employment.

(iv)        In addition to the foregoing payments, in the event of termination as referred to above, except to the extent expressly prohibited by any applicable law or regulation, all unvested options, restricted stock purchase awards, and other equity awards whose vesting is not contingent on reaching any performance benchmarks in the future, other than merely the passage of time, shall automatically vest and become immediately exercisable, and all forfeiture provisions pursuant to restricted stock or other awards shall automatically and immediately terminate. The vesting of any unvested options, restricted stock purchase awards, or other equity awards whose vesting is contingent on reaching any Employer or Employee performance benchmarks in the future, other than merely the passage of time shall not be accelerated.

(b)         Termination upon Death of the Employee. If the Employee dies during the term of this Agreement, the Employer shall pay to the estate of the Employee the following:

(i)          All amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2.5 of this Agreement, and any other benefits specifically provided to the Employee under any benefit plan; and

(ii)         An amount equal to two times the greater of (a) Employee’s then current annual salary, or (b) Employee’s salary plus bonus compensation for the year most recently ended as reportable on the applicable W-2.

(iii)        A lump sum payment equal to two years of health insurance premiums at the monthly rate in effect for the Employee at the time to death.

(iv)        In addition to the foregoing payments, in the event of the Employee’s death, except to the extent expressly prohibited by any applicable law or regulation, all unvested options, restricted stock purchase awards, and other equity awards whose vesting is not contingent on reaching any performance benchmarks in the future, other than merely the passage of time, shall automatically vest and become immediately exercisable, and all forfeiture provisions pursuant to restricted stock or other awards shall automatically and immediately terminate. The vesting of any unvested options, restricted stock purchase awards, or other equity awards whose vesting is contingent on reaching any Employer or Employee performance benchmarks in the future, other than merely the passage of time shall not be accelerated.

(c)         Termination for Cause or Termination by the Employee. If the Employee terminates this Agreement for any reason other than in accordance with the provisions of Section 5.2(c) of this Agreement, or if the Employer terminates this Agreement on account of Cause, the Employer shall deliver to the Employee, within ninety (90) days following the effective date of such termination, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2.5 of this Agreement, and any other benefits specifically provided to the Employee under any benefit plan. The Employer shall have no further obligation to Employee.

5.4         Resignation upon Termination. Upon the termination of this Agreement for any reason, the Employee hereby agrees to resign from all positions held in the Employer or an affiliate of the Employer, including without limitation any position as a director, officer, agent, trustee or consultant of the Employer or any affiliate of the Employer.

ARTICLE VI

MISCELLANEOUS

6.1         Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon the Employer and the Employee.

6.2         Right of Setoff. The Employer and Employee shall each be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

6.3         Representations and Warranties of the Employee. The Employee represents and warrants to the Employer that (a) the Employee understands and voluntarily agrees to the provisions of this Agreement; (b) the Employee is not aware of any existing medical condition which might cause him to be or become unable to fulfill his duties under this Agreement; and (c) the Employee is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent the Employee from performing the services to the Employer that the Employee has agreed to provide hereunder.

6.4         Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of its property.

6.5         Assignment. Except to any successor or assignee of the Employer as provided in Section 6.4, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Neither the Employee, the Employee’s spouse, the Employee’s designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

6.6         Reimbursement of Expenses. In the event that it shall be necessary or desirable for the Employee to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of the Employee’s rights under this Agreement, the Employee shall be entitled to recover from the Employer reasonable attorneys’ fees, costs, and expenses incurred by the Employee in connection with the enforcement of said rights if the Employee prevails in such enforcement action. However, in the event that it shall be necessary or desirable for the Employer to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of the Employer’s rights under this Agreement, the Employer shall be entitled to recover from the Employee reasonable attorneys’ fees, costs, and expenses incurred by the Employer in connection with the enforcement of said rights if the Employer prevails in such enforcement action. Fees payable hereunder shall be in addition to any other damages, fees, or amounts provided for herein.

6.7         Officer and Director Indemnification. The Employer and Employee have entered into a separate indemnification agreement dated November 5, 1996.

6.8         Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by sending a copy thereof by United States mail, if sent by United States mail, registered or certified, postage prepaid, or if sent by prepaid overnight courier addressed as set forth on the signature page hereto or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, one day after the date so sent by overnight courier, or three days after the date of deposit in the United States mail.

6.9         Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

6.10      Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof shall not constitute a waiver of any such breach or of any covenant, agreement, term, or condition and the waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

6.11      Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

6.12      Descriptive Headings. In the event of a conflict between titles to articles and paragraphs and the text, the text shall control.

6.13      Governing Law. The laws of the state of Utah shall govern the validity, construction, enforcement, and interpretation of this Agreement.

6.14      Revised Agreement. This revision effective January 1, 2007, supplements and amends that certain Employment Agreement between the parties hereto effective as of May 17, 2006, which is hereby ratified and confirmed as revised pursuant hereto.

Signed and delivered to be effective as of the Effective Date set forth above.

EMPLOYER:	EMPLOYEE:

FX ENERGY, INC.

By: /s/	By: /s/
Name:
Title:

Schedule of Employees

Scott J. Duncan

Thomas B. Lovejoy

Jerzy B. Maciolek

Clay Newton

Andrew W. Pierce

David N. Pierce